Exhibit 21.1

KERYX BIOPHARMACEUTICALS, INC. - LIST OF SUBSIDIARIES

     1.   Keryx (Israel) Ltd. - incorporated in Israel
     2.   Keryx Securities Corporation -- incorporated in Massachusetts
     3.   Keryx Biomedical Technologies Ltd. - incorporated in Israel